Exhibit 99.1

Press Release

Cowen Group, Inc. Announces 2012 Fourth Quarter and Full Year Financial Results

New York, February 28, 2013 - Cowen Group, Inc. (NASDAQ: COWN) (“Cowen” or “the Company”) today announced its operating results for the fourth quarter and full year ended December 31, 2012.

2012 Fourth Quarter and Full Year Highlights(1)

•                  Total revenue for the fourth quarter and full year was the highest since the Cowen / Ramius business combination in 2009.  For the fourth quarter, revenue was $77.2 million, compared to $70.9 million in the fourth quarter of 2011.  For the full year, total revenue was $288.6 million and compared to $270.2 million in 2011.

•                  The broker-dealer segment revenue rose 18% year over year in the fourth quarter of 2012 to $45.6 million(2) .  For the full year 2012, broker-dealer segment revenue increased to $175.8 million(2), up 11% from 2011.

•                  Investment banking revenue increased 90% in the fourth quarter to $21.2 million and 41% to $71.8 million for the full year.  The increase in both periods was primarily attributable to our equity underwriting activity in the healthcare sector and debt capital markets transactions.

•                  Brokerage revenue was $22.4 million in the fourth quarter, which represented a 3%  increase year over year.  For the full year, brokerage revenue was $93.9 million, down $5.7 million compared to 2011.

•                  Management fees at Ramius rose 7% sequentially to $14.3 million in the fourth quarter of 2012.  After adjusting for cumulative retrospective management fees in our healthcare royalty funds recognized in 2011, fourth quarter 2012 management fees were unchanged from the prior year period and declined 1% to $56.4 million for the full year 2012.

•                  Incentive income was $6.9 million in the fourth quarter, compared to $0.1 million in the prior year period.  Full year 2012 incentive income was $15.2 million, a 47% increase over 2011.  The increase in both periods is primarily driven by an increase in performance fees from our fund products.

•                  Assets under management at January 1, 2013 were $8.1 billion, which remained relatively constant during the 2012 fourth quarter and decreased 2% for the year after adjusting for the disposition of cash management assets under management which occurred during the fourth quarter of 2012.

•                  For the full year 2012, total expenses declined by $29.7 million from 2011, in line with our expense reduction targets for 2012.

•                  In December 2012, Michael Singer joined Ramius as CEO, bringing a strong and diverse background in alternative asset management.

•                  On February 1st, Cowen announced its entry into a definitive agreement to acquire Dahlman Rose & Co., a privately held investment bank specializing in the energy, metals and mining, transportation, chemicals and agriculture sectors.

(1)  All financial highlights are presented on an Economic Income basis.

(2)  Includes broker-dealer segment’s allocation of Investment Income (Loss) and Other Revenue.

Peter A. Cohen, Chairman and CEO of Cowen Group said, “In 2012, we continued to make solid progress across our businesses, but we still have work to do.  At Cowen and Company, our banking and capital markets business reported a record quarter and year since the Cowen / Ramius business combination.  In addition to strong organic growth from focused execution, we also expanded our brokerage business to include electronic trading and securities lending through acquisitions.   With an increase in revenue, we reduced our expense structure by approximately $30 million last year, which was in line with our previously stated expense reduction target.”

“We expect to close on the Dahlman Rose acquisition during the first quarter, subject to regulatory approvals.  This transaction will expand our reach into important new verticals of energy, metals and mining, transportation, chemicals and agriculture.  In addition, this transaction will leverage our existing fixed cost structure.  We have been working diligently on our integration plan such that we can hit the ground running immediately following closing.”

“At Ramius, we continued to have solid investment performance across our various strategies in the fourth quarter and for all of 2012.  The firm now offers six distinctive investment capabilities that include real estate, healthcare royalties, US small cap value creation, global long/short credit, managed futures and a sophisticated alternative solutions capability covering beta replication, hedging strategies, alternative risk premia and fund of funds.  We continue to incubate new teams and evaluate additional strategies but our existing products are well poised to raise additional assets as we enter 2013.   Under the leadership of Michael Singer, who was appointed CEO in December 2012, Ramius has a great opportunity to grow as more institutions and individuals allocate capital to alternatives.”

2012 Fourth Quarter and Full Year GAAP Financial Information and Select Balance Sheet Data

For the fourth quarter 2012, the Company reported a GAAP net loss of $9.3 million, or $(0.08) per share, as compared to a GAAP net loss of $79.9 million, or $(0.70) per share, in the fourth quarter 2011.  The fourth quarter 2011 loss included an $18.6 million net loss from discontinued operations related to exiting the businesses operated by LaBranche subsidiaries.  The year-over-year decrease in GAAP net loss from continuing operations was primarily due to an increase in revenues and a decrease in expenses.

For the full year 2012, the Company reported a GAAP net loss of $23.9 million, or $(0.21) per share, compared to a GAAP net loss of $108.0 million, or $(1.13) per share in the prior year.  The full year 2011 loss included a $23.6 million net loss from discontinued operations related to exiting the businesses operated by LaBranche subsidiaries.  The decrease in GAAP net loss was primarily due to lower expenses and an improvement in revenue.

The following table summarizes the Company’s GAAP financial results for the three months ended December 31, 2012 and 2011, and September 30, 2012; and the twelve months ended December 31, 2012 and 2011.

Summary GAAP Financial Information

	Three Months Ended					Twelve Months Ended
(Dollar amounts in millions, except per share	December 31,			Sept 30,		December 31,
information)	2012	2011	%	2012	%	2012	2011	%

Revenues	$65.9	$50.4	31%	$57.6	14%	$240.5	$235.3	2%
Expenses	(93.7)	(131.2)	(29)%	(79.1)	18%	(326.9)	(375.7)	(13)%
Other income (loss)	19.5	20.4	(5)%	10.0	95%	62.9	41.8	51%
Income tax benefit (expense)	—	2.4	NM	(0.2)	NM	(0.4)	20.1	NM
Net income (loss) from continuing operations	$(8.2)	$(58.0)	NM	$(11.6)	NM	$(24.0)	$(78.5)	NM

Net income (loss) from discontinued operations, net of tax	—	(18.6)	NM	—	NM	—	(23.6)	NM
Net income (loss) loss attributable to noncontrolling interests in consolidated subsidiaries	1.2	3.4	NM	(1.0)	NM	(0.1)	5.8	NM
Net income (loss) attributable to Cowen Group, Inc.	$(9.3)	$(79.9)	NM	$(10.6)	NM	$(23.9)	$(108.0)	NM

Earnings (loss) per basic share:
Income (loss) from continuing operations	$(0.08)	$(0.53)	NM	$(0.09)	NM	$(0.21)	$(0.88)	NM
Income (loss) from discontinued operations	$—	$(0.16)	NM	$—	NM	$—	$(0.25)	NM

Note: Amounts may not add due to rounding.

The Company’s stockholders’ equity as of December 31, 2012, was $495.1 million, or book value per share of $4.40, compared to stockholders’ equity of $508.5 million, or book value per share of $4.46, as of December 31, 2011.  At December 31, 2012, the Company’s tangible book value per share was $4.04 compared to $4.23 at December 31, 2011.

Select Balance Sheet Data

	December 31,	September 30,	December 31,
(Dollar amounts in millions, except per share information)	2012	2012	2011
Stockholders’ equity	$495.1	$504.0	$508.5
Tangible stockholders’ equity	$453.6	$466.1	$482.7
Common shares outstanding	112.4	114.0	114.0

Book value per share	$4.40	$4.42	$4.46
Tangible book value per share	$4.04	$4.09	$4.23

Economic Income (Loss)

Throughout the remainder of this press release the Company presents Economic Income financial measures that are not prepared in accordance with Generally Accepted Accounting Principles (“GAAP”).    In general, Economic Income (Loss) is a pre-tax measure that (i) eliminates the impact of consolidation for consolidated funds, (ii) excludes equity award expense related to the November 2009 Ramius/Cowen transaction,  (iii) excludes certain other acquisition-related and/or reorganization expenses (including the discontinued operations of LaBranche), (iv) excludes goodwill impairment and (v) excludes the bargain purchase gain which resulted from the LaBranche acquisition.  In addition, Economic Income (Loss) revenues include investment income that represents the income the Company has earned in investing its own capital, including realized and unrealized gains and losses, interest and dividends, net of associated investment related expenses. For US GAAP purposes, these items are included in each of their respective line items. Economic Income (Loss) revenues also include management fees, incentive income and investment income earned through the Company’s investment as a general partner in certain real estate entities and the Company’s investment in the Value and Opportunity business. For US GAAP purposes, all of these items are recorded in other income (loss). In addition, Economic Income (Loss) expenses are reduced by reimbursement from affiliates, which for US GAAP purposes is presented gross as part of revenue.

For a more complete description of Economic Income (Loss) and a reconciliation of GAAP net income (loss) to Economic Income (Loss) for the periods presented and additional information regarding the reconciling adjustments, please see the “Non-GAAP Financial Measures” section of this press release.

The table below summarizes the Company’s Economic Income financial results for the three months ended December 31, 2012 and 2011, and September 30, 2012; and the twelve months ended December 31, 2012 and 2011.

Summary Economic Income (Loss) Financial Information

	Three Months Ended					Twelve Months Ended
(Dollar amounts in millions, except per	December 31,			Sept 30,		December 31,
share information)	2012	2011	%	2012	%	2012	2011	%

Revenues	$77.2	$70.9	9%	$66.0	17%	$288.6	$270.2	7%
Expenses	(86.4)	(105.8)	(18)%	(74.6)	16%	(306.0)	(335.6)	(9)%
Net Economic Income (Loss) before non-controlling interests	(9.2)	(35.0)	NM	(8.6)	NM	(17.3)	(65.4)	NM
Economic Income (Loss)	$(8.5)	$(38.3)	NM	$(8.9)	NM	$(17.6)	$(71.4)	NM

Economic Income (Loss) per share	$(0.07)	$(0.33)	NM	$(0.08)	NM	$(0.15)	$(0.75)	NM

Economic Income (Loss) excluding certain non-cash items	$(2.3)	$(30.3)	NM	$(0.8)	NM	$11.7	$(44.0)	NM

Note: Amounts may not add due to rounding.

2012 Fourth Quarter and Full-Year Economic Income Review

Total Economic Income Revenue

Total Economic Income Revenue for the fourth quarter 2012 was $77.2 million, a 9% increase compared to $70.9 million in the fourth quarter 2011.  The increase in Economic Income revenue was primarily the result of an increase in investment banking revenue and incentive income, partially offset by a decrease in management fees and investment income.

For the 2012 full year, total Economic Income Revenue increased by 7% to $288.6 million from $270.2 million in 2011.  The increase was primarily the result of an increase in investment banking revenue, investment income and incentive income, partially offset by a decrease in management fees and brokerage revenue.

Economic Income Revenue

	Three Months Ended					Twelve Months Ended
	December 31,			Sept 30,		December 31,
(Dollar amounts in millions)	2012	2011	%	2012	%	2012	2011	%
Investment banking	$21.2	$11.1	90%	$18.7	13%	$71.8	51.0	41%
Brokerage	22.4	21.7	3%	22.7	(1)%	93.9	99.6	(6)%
Management fees	14.3	19.2	(25)%	13.4	7%	56.4	67.3	(16)%
Incentive income	6.9	0.1	NM	1.7	306%	15.2	10.4	47%
Investment income	11.8	18.5	(36)%	9.2	28%	50.1	41.3	21%
Other revenue	0.6	0.1	NM	0.4	NM	1.2	0.6	103%
Total Revenues	$77.2	$70.9	9%	$66.0	17%	$288.6	$270.2	7%

Note: Amounts may not add due to rounding.

Compensation and Benefits Expense

Fourth quarter 2012 compensation and benefits expense was $56.6 million, a 16% decrease compared to $67.5 million in the fourth quarter 2011.  This was primarily attributable to lower variable compensation and reduced severance expense.  Total headcount at the end of the fourth quarter 2012 was 591, which was approximately flat compared to the prior year period and the third quarter of 2012.

The compensation to Economic Income revenue ratio decreased to 73% in the current quarter from 95% in the prior year period.  Compensation and benefits expense for the fourth quarter 2012 and 2011 included $3.7 million and $5.7 million, respectively, in share-based compensation expense.  Compensation and benefits expense excludes equity award expense related to the 2009 Cowen / Ramius business combination of $0.4 million and $2.5 million in the fourth quarter 2012 and 2011, respectively.

Excluding $1.4 million of expenses associated with activities for which the Company is reimbursed and $1.0 million of severance expense, compensation and benefits expense was 70% of Economic Income revenue in the fourth quarter 2012.  Excluding these same two items, compensation and benefits expense was 78% and 61% of Economic Income revenue in the prior year period and third quarter 2012, respectively.

For the full year 2012, compensation and benefits expense decreased $4.4 million to $190.4 million in 2012 compared to $194.8 million in 2011.  This was primarily attributable to lower variable compensation and severance expense partially offset by investments in new professionals.

The compensation to Economic Income revenue ratio improved to 66% in 2012 from the 2011 compensation to Economic Income revenue ratio of 72%.  Compensation and benefits expense for the full year 2012 and 2011 included $19.9 million and $18.6 million, respectively in share-based compensation expense.  Compensation and benefits expense excludes equity award expense related to the 2009 Cowen / Ramius business combination of $4.9 million and $9.7 million in the 2012 and 2011 respective periods.

Excluding $5.5 million of expenses associated with activities for which the Company is reimbursed and $6.9 million of severance expense, compensation and benefits expense was 62% of revenue for 2012 as compared to 65% for 2011.

The equity award expense related to the 2009 Cowen / Ramius business combination ended during the fourth quarter 2012.

Fixed Non-Compensation Expenses

Fixed non-compensation expenses in the current quarter decreased by 13% to $25.7 million as compared to $29.5 million in the comparable prior year quarter.  For the 2012 full year, fixed non-compensation expenses decreased by 7% to $95.5 million from $103.2 million in 2011.  The decrease in both the quarter and year was in line with our stated targets and was primarily due to service fees and occupancy and equipment expenses related to our expense reduction efforts.

Variable Non-Compensation Expenses

Variable non-compensation expenses were $5.5 million in the fourth quarter 2012, down 45% compared to $10.1 million in the fourth quarter 2011.  For the 2012 full year, variable non-compensation expenses decreased 39% to $25.3 million from $41.5 million in 2011.  This decrease in both the quarter and year are attributable to syndication costs related to capital raising events by an alternative investment asset fund in 2011, professional fees that were incurred in the prior year relating to the potential acquisitions of Luxembourg reinsurance companies and lower conference related expenses.

Total non-compensation expense reductions for the year were in line with Company’s previously stated targets outlined in 2012.

Alternative Investment Segment (“Ramius”)

Assets Under Management

As of January 1, 2013, the Company had assets under management of $8.1 billion, which remained relatively constant during the 2012 fourth quarter and decreased 2% for the year after adjusting for cash management.  As previously announced, given the current focus of the Company’s alternative investment management business and the areas where the Company believes it can achieve long term growth and profitability, as of November 1, 2012, the Company is no longer offering cash management services and transferred the remaining assets to another asset manager.in the fourth quarter 2012.

Including cash management assets, assets decreased 22% compared to assets under management of $10.4 billion as of October 1, 2012.  Assets under management declined 21% during the year from $10.3 billion at January 1, 2011.

Management Fees

In the fourth quarter 2012, management fees rose 7% to $14.3 million from the third quarter of 2012.  After adjusting for cumulative retrospective management fees which were recognized in 2011 in our healthcare royalty funds as a result of an increase in committed capital during the year, fourth quarter 2012 management fees were unchanged from the prior year period and declined 1% to $56.4 million for the full year.

Total fourth quarter 2012 management fees decreased 25% compared to the fourth quarter 2011.  For the full year 2012 and 2011, management fees were $56.4 million and $67.3 million, respectively.  The decline in both 2012 periods is primarily attributable to the reduction in one-time fees from our healthcare royalty fund described above.  This decrease was partially offset by an increase in management fees relating to our other hedge fund products.

The average annualized management fee charged in the fourth quarter 2012 was 0.62%, as compared to 0.49% in the third quarter and 0.71% in the prior year period.  The average annualized management fee for the full year 2012 was 0.55% versus 0.65% for 2011.

Excluding cash management, the average annualized management fee charged increased in the fourth quarter 2012 to 0.70% from 0.66% in the third quarter and compares to 0.93% in the prior year period.  The average annualized management fee for the full year 2012 was 0.69% versus 0.84% for 2011.  As described previously, the majority of the year over year decline was attributable to the one time reduction in fees from the healthcare royalty funds.

Incentive Income

Incentive income increased to $6.9 million in the fourth quarter 2012 from an incentive fee of $0.1 million in the comparable prior year period.  For the 2012 full year, incentive income rose to $15.2 million from $10.4 million in the prior year.  The increase in the fourth quarter and full year 2012 was primarily related to an increase in performance fees from our hedge fund products and was partially offset by a decrease in performance fees on our real estate funds.

Investment Income

Investment income represents net revenues generated on our invested capital and includes interest and dividend income received or accrued as well as realized and unrealized gains/losses recognized during the period.  In the fourth quarter 2012, investment income decreased by $6.7 million to $11.8 million from $18.5 million in the prior year period.  The year over year decline was primarily related to a decrease in performance of the Company’s own invested capital driven by decreases in performance in certain investment strategies including our activist, credit and event driven strategies.

For the year, investment income increased $8.8 million to $50.1 million, compared with $41.3 million in 2011.  The increase for the full year 2012 was primarily related to an increase in performance of the Company’s own invested capital driven by increases in performance in certain investment strategies including our activist, credit and event driven strategies.  This was partially offset by the recognition of deferred tax benefits in 2011.

Broker-Dealer Segment (“Cowen and Company”)

Brokerage

Brokerage revenue was $22.4 million in the fourth quarter 2012, an increase of $0.7 million, or 3%, compared to the fourth quarter 2011.  The increase in the current quarter was due to an increase in fees earned related to the Company’s electronic trading business and Cowen Equity Finance Group (“CEFG”, formerly known as KDC Securities, which Cowen acquired in November 2012) partially offset by a reduction in customer trading volumes and a lower per share average commission.

For the 2012 full year, brokerage revenue was $93.9 million, representing a 6% decrease compared to $99.6 million in 2011.  The decline in the full year was primarily attributable to lower commission revenues due to a reduction in customer trading volumes and a lower per share average commission. This decrease was partially offset by an increase in fees earned related to the electronic trading business and CEFG.

Investment Banking

Investment banking revenue was $21.2 million in the fourth quarter 2012, an increase of $10.1 million, or 90%, compared to $11.1 million in the fourth quarter 2011.  The increase was primarily due to an increase in equity underwriting and debt capital markets activity.

•                  Public equity underwriting revenue was $8.8 million from eleven transactions in the fourth quarter 2012, as compared to $7.6 million from four transactions in the comparable prior year period.  Of these transactions, the Company completed seven lead managed assignments in the fourth quarter 2012, compared to two in the prior year period.

•                  Debt capital markets revenue was $3.2 million from the completion of five transactions in the fourth quarter 2012.  No transactions were closed in the prior year period.

•                  Private placement and registered direct revenue was $3.6 million in the fourth quarter 2012, as compared to $1.3 million in the fourth quarter 2011. The Company completed three private transactions in the fourth quarter 2012 as well as three in the prior year period.

•                  Strategic advisory revenue was $5.6 million in the fourth quarter 2012, as compared to $2.1 million in the fourth quarter 2011.  The Company completed three strategic advisory transactions in the fourth quarter 2012 as compared to one strategic advisory transaction in the prior year period.

For the full year 2012, investment banking revenue increased 41% to $71.8 million from $51.0 million in 2011.  Transaction activity was up 54% with 74 transactions completed across all products in 2012, compared to 48 in 2011.  The increase in revenue was primarily due to an increase in equity underwriting and debt capital markets activity.

•                  Public equity underwriting revenue was $38.5 million from 48 transactions in 2012, as compared to $29.2 million  from 29 transactions in 2011.  The Company completed 21 lead managed equity underwriting assignments in 2012, compared to 10 in 2011.

•                  Debt capital markets revenue was $14.5 million, from the completion of 12 transactions in 2012, as compared to $1.8 million from the completion of 3 transactions in the 2011.

•                  Private placement and registered direct revenue was $8.7 million  in 2012, as compared to $4.9 million in 2011.  The Company completed 8 private transactions in both 2012 and 2011.

•                  Strategic advisory revenue was $10.0 million in 2012, as compared to $15.0 million in 2011.  The Company completed 6 strategic advisory transactions in 2012 as compared to 8 strategic advisory transactions in 2011.

Earnings Conference Call with Management

The Company will host a conference call to discuss its 2012 fourth quarter financial results on Thursday, February 28, 2013, at 9:00 am EST.  The call can be accessed by dialing 1-866-356-4281 domestic or 1-617-597-5395 international.  The passcode for the call is 87389279.  A replay of the call will be available beginning at 11:00 am EST February 28, 2013 through March 7, 2013.  To listen to the replay of this call, please dial 1-888-286-8010 domestic or 1-617-801-6888 international and enter passcode 17313927.  The call can also be accessed through live audio webcast or by delayed replay on the Company’s website at www.cowen.com.

About Cowen Group, Inc.

Cowen Group, Inc. is a diversified financial services firm and, together with its consolidated subsidiaries, provides alternative investment, investment banking, research, and sales and trading services through its two business segments:  Ramius and its affiliates make up the Company’s alternative investment segment, while Cowen and Company is its broker-dealer segment.  Its alternative investment products, solutions and services include hedge funds, replication products, managed futures funds, fund of funds, real estate and health care royalty funds.  Cowen and Company offers industry focused investment banking for growth-oriented companies, domain knowledge-driven research and a sales and trading platform for institutional investors.  Founded in 1918, the firm is headquartered in New York and has offices located in major financial centers around the world.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements.  Forward-looking statements provide the Company’s current expectations or forecasts of future events.  Forward-looking statements include statements about the Company’s expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts.  Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements.  The Company’s actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as filed with the Securities and Exchange Commission.  The Annual Report on Form 10-K and Quarterly Reports on Form 10-Q are available at our website at www.cowen.com and at the Securities and Exchange Commission website at www.sec.gov.  Unless required by law, the Company undertakes no obligation to publicly update or revise any forward-looking statement to reflect circumstances or events after the date of this press release.

SOURCE:	Cowen Group, Inc.
CONTACT:	Stephen Lasota
Cowen Group, Inc.
(212) 845-7919

Cowen Group, Inc.

Preliminary Unaudited Condensed Consolidated Statements of Operations

(Dollar amounts in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
Revenues
Investment banking	$21,212	$11,135	$71,762	$50,976
Brokerage	19,885	21,743	91,167	99,611
Management fees	9,601	14,667	38,116	52,466
Incentive income	2,724	32	5,411	3,265
Interest and dividends	9,763	976	24,608	22,306
Reimbursement from affiliates	1,443	1,354	5,239	4,322
Other	1,270	353	3,668	1,583
Consolidated Funds
Interest and dividends	21	126	136	569
Other	14	9	373	180
Total revenues	65,933	50,395	240,480	235,278
Expenses
Employee compensation and benefits	56,932	71,454	194,034	203,767
Floor brokerage and trade execution	3,692	4,192	14,684	16,475
Interest and dividends	4,872	1,212	11,760	8,839
Professional, advisory and other fees	5,181	8,101	16,339	33,702
Service fees	3,083	4,573	11,281	16,365
Communications	3,929	5,478	15,704	16,350
Occupancy and equipment	5,493	10,364	22,087	27,887
Depreciation and amortization	2,492	8,982	9,437	15,472
Client services and business development	2,980	4,382	14,069	16,725
Goodwill impairment	—	7,151	—	7,151
Other	4,691	5,133	15,829	10,140
Consolidated Funds
Interest and dividends	—	10	22	147
Professional, advisory and other fees	249	61	1,361	2,136
Floor brokerage and trade execution	—	—	—	—
Other	88	76	293	499
Total expenses	93,682	131,169	326,900	375,655
Other income (loss)
Net (losses) gains on securities, derivatives and other investments	13,696	19,759	55,665	15,128
Bargain purchase gain	—	—	—	22,244
Consolidated Funds net (losses) gains:
Net realized and unrealized (losses) gains on investments and other transactions	5,559	792	6,376	4,925
Net realized and unrealized (losses) gains on derivatives	251	(127)	877	(583)
Net (losses) gains on foreign currency transactions	(1)	13	(7)	53
Total other income (loss)	19,505	20,437	62,911	41,767

Income (loss) before income taxes	(8,244)	(60,337)	(23,509)	(98,610)
Income tax (benefit) expense	(48)	(2,353)	448	(20,073)
Net income (loss) from continuing operations	(8,196)	(57,984)	(23,957)	(78,537)
Net income (loss) from discontinued operations, net of tax	—	(18,559)	—	(23,646)
Net income (loss)	(8,196)	(76,543)	(23,957)	(102,183)
Net income (loss) attributable to noncontrolling interests in consolidated subsidiaries	1,153	3,354	(72)	5,827
Net income (loss) attributable to Cowen Group, Inc. stockholders	$(9,349)	$(79,897)	$(23,885)	$(108,010)

Earnings (loss) per share:
Basic
Income (loss) from continuing operations	$(0.08)	$(0.53)	$(0.21)	$(0.88)
Income (loss) from discontinued operations	$—	$(0.16)	$—	$(0.25)

Diluted
Income (loss) from continuing operations	$(0.08)	$(0.53)	$(0.21)	$(0.88)
Income (loss) from discontinued operations	$—	$(0.16)	$—	$(0.25)

Weighted average shares used in per share data:
Basic	113,939	114,686	114,400	95,532
Diluted	113,939	114,686	114,400	95,532

 Non-GAAP Financial Measures

In addition to the results presented above in accordance with generally accepted accounting principles, or GAAP, the Company presents financial measures that are non-GAAP measures, such as Economic Income (Loss) and Economic Income (Loss) excluding certain non-cash items.  The Company believes that these non-GAAP measures, viewed in addition to, and not in lieu of, the Company’s reported GAAP results, provide useful information to investors regarding its performance and overall results of operations.  These metrics are an integral part of the Company’s internal reporting to measure the performance of its businesses and the overall effectiveness of senior management.  Reconciliations to comparable GAAP measures are available in the accompanying schedules.  The non-GAAP measures presented herein may not be comparable to similarly titled measures presented by other public companies, and are not identical to corresponding measures used in our various agreements or public filings.

Economic Income (Loss)

Economic Income (Loss) may not be comparable to similarly titled measures used by other public companies. Cowen uses Economic Income (Loss) as a measure of its operating performance, not as a measure of liquidity. Economic Income (Loss) should not be considered in isolation or as a substitute for operating income, net income, operating cash flows, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP. As a result of the adjustments made to arrive at Economic Income (Loss) described below, Economic Income (Loss) has limitations in that it does not take into account certain items included or excluded under GAAP, including its consolidated funds. Economic Income (Loss) is considered by management as a supplemental measure to the GAAP results to provide a more complete understanding of its performance as management measures it.

The primary differences between GAAP net income (loss) and Economic Income (Loss) are that in reporting Economic Income (Loss), the Company:  (i) eliminates the impact of consolidation for consolidated funds, (ii) excludes equity award expense related to the November 2009 Ramius/Cowen transaction,  (iii) excludes certain other acquisition-related and/or reorganization expenses (including the discontinued operations of LaBranche), (iv) excludes goodwill impairment and (v) excludes the bargain purchase gain which resulted from the LaBranche acquisition.  In addition, Economic Income (Loss) revenues include investment income that represents the income the Company has earned in investing its own capital, including realized and unrealized gains and losses, interest and dividends, net of associated investment related expenses. For US GAAP purposes, these items are included in each of their respective line items. Economic Income (Loss) revenues also include management fees, incentive income and investment income earned through the Company’s investment as a general partner in certain real estate entities and the Company’s investment in the Value and Opportunity business. For US GAAP purposes, all of these items are recorded in other income (loss). In addition, Economic Income (Loss) expenses are reduced by reimbursement from affiliates, which for US GAAP purposes is presented gross as part of revenue.

Additionally, we have reported in this press release our Economic Income (Loss) excluding certain non-cash expenses.  For this measure, we have adjusted Economic Income (Loss) by the following non-cash expense items:

•                  Depreciation and amortization, and

•                  Share-based compensation expense.

Management believes that the non-GAAP calculation of Economic Income (Loss) excluding certain non-cash items will allow for a better understanding of the Company’s operating results.

Cowen Group, Inc.

Unaudited Economic Income (Loss)

(Dollar amounts in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
Revenues
Investment banking	$21,212	$11,135	$71,762	$50,976
Brokerage	22,424	21,743	93,903	99,611
Management fees	14,349	19,247	56,381	67,309
Incentive income	6,902	149	15,205	10,366
Investment income	11,770	18,466	50,116	41,347
Other revenue	554	129	1,248	615
Total revenues	77,211	70,869	288,615	270,224
Expenses
Employee compensation and benefits	56,602	67,506	190,405	194,808
Interest and dividends	61	118	339	735
Fixed non-compensation expenses	25,714	29,506	95,462	103,181
Variable non-compensation expenses	5,542	10,118	25,275	41,497
Reimbursement from affiliates	(1,509)	(1,416)	(5,527)	(4,602)
Total expenses	86,410	105,832	305,954	335,619

Net Economic Income (Loss) before non-controlling Interests	(9,199)	(34,963)	(17,339)	(65,395)
Non-controlling interests	670	(3,292)	(230)	(6,042)
Economic Income (Loss)	$(8,529)	$(38,255)	$(17,569)	$(71,437)

Economic Income (Loss) Excluding Certain Non-cash Items

Economic Income (Loss)	$(8,529)	$(38,255)	$(17,569)	$(71,437)
Exclusion of depreciation and amortization expense	2,486	2,250	9,422	8,740
Exclusion of share-based compensation expense	3,739	5,657	19,853	18,650
Economic Income (Loss) Excluding Certain Non-cash Items	$(2,304)	$(30,348)	$11,706	$(44,048)

Cowen Group, Inc.

Unaudited Reconciliation of Economic Income and GAAP Income for the Three Months Ended December 31, 2012

(Dollar amounts in thousands)

	Three Months Ended December 31, 2012
		Adjustments
		Other		Funds	Economic
	GAAP	Adjustments		Consolidation	Income
Revenues
Investment banking	$21,212	$—		$—	$21,212
Brokerage	19,885	2,539	(e)	—	22,424
Management fees	9,601	4,424	(a)	324	14,349
Incentive income	2,724	4,178	(a)	—	6,902
Investment income	—	11,770	(c)	—	11,770
Interest and dividends	9,763	(9,763	)(c)	—	—
Reimbursement from affiliates	1,443	(1,509	)(b)	66	—
Other revenue	1,270	(716	)(c)	—	554
Consolidated Funds	35	—		(35)	—
Total revenues	65,933	10,923		355	77,211

Expenses
Compensation & Benefits	56,932	(330)		—	56,602
Interest and dividends	4,872	(4,811	)(c)	—	61
Non-compensation expenses - Fixed	—	25,714	(c)(d)	—	25,714
Non-compensation expenses - Variable	—	5,542	(c)(d)	—	5,542
Non-compensation expenses	31,541	(31,541	)(c)(d)	—	—
Reimbursement from affiliates	—	(1,509	)(b)	—	(1,509)
Consolidated Funds	337	—		(337)	—
Total expenses	93,682	(6,935)		(337)	86,410

Other income (loss)
Net gains (losses) on securities, derivatives and other investments	13,696	(13,696	)(c)	—	—
Consolidated Funds net gains (losses)	5,809	(3,372)		(2,437)	—
Total other income (loss)	19,505	(17,068)		(2,437)	—
Income (loss) before income taxes and non-controlling interests	(8,244)	790		(1,745)	(9,199)

Income taxes (Benefit)	(48)	48	(b)	—	—
Economic Income (Loss) / Net income (loss) before non-controlling interests	(8,196)	742		(1,745)	(9,199)

(Income) loss attributable to non-controlling interests in consolidated subsidiaries	(1,153)	78		1,745	670
Economic Income (Loss) / Net income (loss) available to Cowen Group, Inc. Stockholders	$(9,349)	$820		$—	$(8,529)

Note: The following is a summary of the adjustments made to US GAAP net income (loss) to arrive at Economic Income:

Funds Consolidation:  The impacts of consolidation and the related elimination entries of the Consolidated Funds are not included in Economic Income. Adjustments include elimination of incentive income and management fees earned from the Consolidated Funds and addition of fund expenses excluding management fees paid, fund revenues and investment income (loss).

Other Adjustments:

(a) Economic Income recognizes revenues (i) net of distribution fees paid to agents and (ii) our proportionate share of management and incentive fees of certain real estate operating entities and activist business.

(b) Economic Income excludes income taxes as management does not consider this item when evaluating the performance of the segment. Also, reimbursement from affiliates is shown as a reduction of Economic Income expenses, but is included as a part of revenues under US GAAP.

(c) Economic Income recognizes Company income from proprietary trading net of related expenses.

(d) Economic Income recognizes Companies proportionate share of expenses for certain real estate and other operating entities for which the investments are recorded under the equity method of accounting for investments.

(e) Economic Income (Loss) recognizes stock borrow/loan activity and other brokerage dividends as brokerage revenue.

Cowen Group, Inc.

Unaudited Reconciliation of Economic Income and GAAP Income for the Three Months Ended December 31, 2011

(Dollar amounts in thousands)

	Three Months Ended December 31, 2011
		Adjustments
		Other		Funds	Economic
	GAAP	Adjustments		Consolidation	Income
Revenues
Investment banking	$11,135	$—		$—	$11,135
Brokerage	21,743	—		—	21,743
Management fees	14,667	4,178	(a)	402	19,247
Incentive income	32	117	(a)	—	149
Investment income	—	18,466	(c)	—	18,466
Interest and dividends	976	(976	)(c)	—	—
Reimbursement from affiliates	1,354	(1,417	)(b)	63	—
Other revenue	353	(224	)(c)	—	129
Consolidated Funds	135	—		(135)	—
Total revenues	50,395	20,144		330	70,869

Expenses
Compensation & Benefits	71,454	(3,948)		—	67,506
Interest and dividends	1,212	(1,094	)(c)	—	118
Non-compensation expenses - Fixed	—	29,506	(c)(d)	—	29,506
Non-compensation expenses - Variable	—	10,118	(c)(d)	—	10,118
Non-compensation expenses	51,205	(51,205	)(c)(d)	—	—
Goodwill impairment	7,151	(7,151)		—	—
Reimbursement from affiliates	—	(1,416	)(b)	—	(1,416)
Consolidated Funds	147	—		(147)	—
Total expenses	131,169	(25,190)		(147)	105,832

Other income (loss)
Net gains (losses) on securities, derivatives and other investments	19,759	(19,759	)(c)	—	—
Bargain purchase gain	—	—	(e)	—	—
Consolidated Funds net gains (losses)	678	(762)		84	—
Total other income (loss)	20,437	(20,521)		84	—

Income (loss) before income taxes and non-controlling interests	(60,337)	24,813		561	(34,963)

Income taxes (Benefit)	(2,353)	2,353	(b)	—	—
Economic Income (Loss) / Net income (loss) before non-controlling interests	(57,984)	22,460		561	(34,963)

Net income (loss) from discontinued operations, net of tax	(18,559)	18,559	(f)	—	—
(Income) loss attributable to non-controlling interests in consolidated subsidiaries	(3,354)	623		(561)	(3,292)
Economic Income (Loss) / Net income (loss) available to Cowen Group, Inc. Stockholders	$(79,897)	$41,642		$—	$(38,255)

Note: The following is a summary of the adjustments made to US GAAP net income (loss) to arrive at Economic Income:

Funds Consolidation:    The impacts of consolidation and the related elimination entries of the Consolidated Funds are not included in Economic Income. Adjustments include elimination of incentive income and management fees earned from the Consolidated Funds and addition of fund expenses excluding management fees paid, fund revenues and investment income (loss).

Other Adjustments:

(a) Economic Income recognizes revenues (i) net of distribution fees paid to agents and (ii) our proportionate share of management and incentive fees of certain real estate operating entities.

(b) Economic Income excludes goodwill impairment and income taxes as management does not consider this item when evaluating the performance of the segment. Also, reimbursement from affiliates is shown as a reduction of Economic Income expenses, but is included as a part of revenues under US GAAP.

(c) Economic Income recognizes Company income from proprietary trading net of related expenses.

(d) Economic Income recognizes Companies proportionate share of expenses for certain real estate and other operating entities for which the investments are recorded under the equity method of accounting for investments.

(e) Economic Income excludes the bargain purchase gain which resulted from the LaBranche acquisition.

(f) Economic Income excludes discontinued operations.

Cowen Group, Inc.

Unaudited Reconciliation of Economic Income and GAAP Income for the Twelve Months Ended December 31, 2012

(Dollar amounts in thousands)

	Twelve Months Ended December 31, 2012
		Adjustments
		Other		Funds	Economic
	GAAP	Adjustments		Consolidation	Income
Revenues
Investment banking	$71,762	$—		$—	$71,762
Brokerage	91,167	2,736	(e)	—	93,903
Management fees	38,116	16,791	(a)	1,474	56,381
Incentive income	5,411	9,794	(a)	—	15,205
Investment income	—	50,116	(c)	—	50,116
Interest and dividends	24,608	(24,608	)(c)	—	—
Reimbursement from affiliates	5,239	(5,527	)(b)	288	—
Other revenue	3,668	(2,420	)(c)	—	1,248
Consolidated Funds	509	—		(509)	—
Total revenues	240,480	46,882		1,253	288,615

Expenses
Compensation & Benefits	194,034	(3,629)		—	190,405
Interest and dividends	11,760	(11,421	)(c)	—	339
Non-compensation expenses - Fixed	—	95,462	(c)(d)	—	95,462
Non-compensation expenses - Variable	—	25,275	(c)(d)	—	25,275
Non-compensation expenses	119,430	(119,430	)(c)(d)	—	—
Reimbursement from affiliates	—	(5,527	)(b)	—	(5,527)
Consolidated Funds	1,676	—		(1,676)	—
Total expenses	326,900	(19,270)		(1,676)	305,954

Other income (loss)
Net gains (losses) on securities, derivatives and other investments	55,665	(55,665	)(c)	—	—
Consolidated Funds net gains (losses)	7,246	(4,690)		(2,556)	—
Total other income (loss)	62,911	(60,355)		(2,556)	—

Income (loss) before income taxes and non-controlling interests	(23,509)	5,797		373	(17,339)

Income taxes (Benefit)	448	(448	)(b)	—	—
Economic Income (Loss) / Net income (loss) before non-controlling interests	(23,957)	6,245		373	(17,339)

(Income) loss attributable to non-controlling interests in consolidated subsidiaries	72	71		(373)	(230)
Economic Income (Loss) / Net income (loss) available to Cowen Group, Inc. Stockholders	$(23,885)	$6,316		$—	$(17,569)

Note: The following is a summary of the adjustments made to US GAAP net income (loss) to arrive at Economic Income:

Funds Consolidation:    The impacts of consolidation and the related elimination entries of the Consolidated Funds are not included in Economic Income. Adjustments include elimination of incentive income and management fees earned from the Consolidated Funds and addition of fund expenses excluding management fees paid, fund revenues and investment income (loss).

Other Adjustments:

(a) Economic Income recognizes revenues (i) net of distribution fees paid to agents and (ii) our proportionate share of management and incentive fees of certain real estate operating entities and activist business.

(b) Economic Income excludes income taxes as management does not consider this item when evaluating the performance of the segment. Also, reimbursement from affiliates is shown as a reduction of Economic Income expenses, but is included as a part of revenues under US GAAP.

(c) Economic Income recognizes Company income from proprietary trading net of related expenses.

(d) Economic Income recognizes Companies proportionate share of expenses for certain real estate and other operating entities for which the investments are recorded under the equity method of accounting for investments.

(e) Economic Income (Loss) recognizes stock borrow/loan activity and other brokerage dividends as brokerage revenue.

Cowen Group, Inc.

Unaudited Reconciliation of Economic Income and GAAP Income for the Twelve Months Ended December 31, 2011

(Dollar amounts in thousands)

	Twelve Months Ended December 31, 2011
		Adjustments
		Other		Funds	Economic
	GAAP	Adjustments		Consolidation	Income
Revenues
Investment banking	$50,976	$—		$—	$50,976
Brokerage	99,611	—		—	99,611
Management fees	52,466	13,034	(a)	1,809	67,309
Incentive income	3,265	7,101	(a)	—	10,366
Investment income	—	41,347	(c)	—	41,347
Interest and dividends	22,306	(22,306	)(c)	—	—
Reimbursement from affiliates	4,322	(4,602	)(b)	280	—
Other revenue	1,583	(968	)(c)	—	615
Consolidated Funds	749	—		(749)	—
Total revenues	235,278	33,606		1,340	270,224

Expenses
Compensation & Benefits	203,767	(8,959)		—	194,808
Interest and dividends	8,839	(8,104	)(c)	—	735
Non-compensation expenses - Fixed	—	103,181	(c)(d)	—	103,181
Non-compensation expenses - Variable	—	41,497	(c)(d)	—	41,497
Non-compensation expenses	153,116	(153,116	)(c)(d)	—	—
Goodwill impairment	7,151	(7,151)		—	—
Reimbursement from affiliates	—	(4,602	)(b)	—	(4,602)
Consolidated Funds	2,782	—		(2,782)	—
Total expenses	375,655	(37,254)		(2,782)	335,619

Other income (loss)
Net gains (losses) on securities, derivatives and other investments	15,128	(15,128	)(c)	—	—
Bargain purchase gain	22,244	(22,244	)(e)	—	—
Consolidated Funds net gains (losses)	4,395	(1,448)		(2,947)	—
Total other income (loss)	41,767	(38,820)		(2,947)	—

Income (loss) before income taxes and non-controlling interests	(98,610)	32,040		1,175	(65,395)

Income taxes (Benefit)	(20,073)	20,073	(b)	—	—
Economic Income (Loss) / Net income (loss) before non-controlling interests	(78,537)	11,967		1,175	(65,395)

Net income (loss) from discontinued operations, net of tax	(23,646)	23,646	(f)	—	—
(Income) loss attributable to non-controlling interests in consolidated subsidiaries	(5,827)	960		(1,175)	(6,042)
Economic Income (Loss) / Net income (loss) available to Cowen Group, Inc. Stockholders	$(108,010)	$36,573		$—	$(71,437)

Note: The following is a summary of the adjustments made to US GAAP net income (loss) to arrive at Economic Income:

Funds Consolidation:    The impacts of consolidation and the related elimination entries of the Consolidated Funds are not included in Economic Income. Adjustments include elimination of incentive income and management fees earned from the Consolidated Funds and addition of fund expenses excluding management fees paid, fund revenues and investment income (loss).

Other Adjustments:

(a) Economic Income recognizes revenues (i) net of distribution fees paid to agents and (ii) our proportionate share of management and incentive fees of certain real estate operating entities.

(b) Economic Income excludes goodwill impairment and income taxes as management does not consider this item when evaluating the performance of the segment. Also, reimbursement from affiliates is shown as a reduction of Economic Income expenses, but is included as a part of revenues under US GAAP.

(c) Economic Income recognizes Company income from proprietary trading net of related expenses.

(d) Economic Income recognizes Companies proportionate share of expenses for certain real estate and other operating entities for which the investments are recorded under the equity method of accounting for investments.

(e) Economic Income excludes the bargain purchase gain which resulted from the LaBranche acquisition.

(f) Economic Income excludes discontinued operations.